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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

        ---------------------------------------------------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (AMENDMENT NO. )*



                            Neiman Marcus Group, Inc.
            --------------------------------------------------------
                                (NAME OF ISSUER)


                                  Common Stock
            --------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    640204202
            --------------------------------------------------------
                                 (CUSIP NUMBER)


                                   12/31/2002
         ---------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         /X/ Rule 13d-1(b)
         / / Rule 13d-1(c)
         / / Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO. 640204202

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1         NAME OF REPORTING PERSON
          The Hartford Series Fund, Inc. on behalf of:
          The Hartford Capital Appreciation HLS Fund

          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) 22-2481744
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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
          (a) [ ]
          (b) [ ]
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3         SEC USE ONLY

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4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Maryland
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                           5      SOLE VOTING POWER
 NUMBER OF
  SHARES                   -----------------------------------------------------
BENEFICIALLY               6      SHARED VOTING POWER
 OWNED BY                         1,830,200
   EACH                    -----------------------------------------------------
 REPORTING                 7      SOLE DISPOSITIVE POWER
  PERSON
   WITH:                   -----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER
                                  1,830,200
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9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,830,200
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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (see instructions)

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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           6.5%
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12        TYPE OF REPORTING PERSON (see instructions)
          IV
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                                  Page 2 of 5
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CUSIP NO. 640204202

Item 1(a).        Name of Issuer:
                         Neiman Marcus Group, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                         One Marcus Square
                         1618 Main Street
                         Dallas, TX  75201

Item 2(a).        Name of Person(s) Filing:
                     The Hartford Series Fund, Inc. on behalf of:
                     The Hartford Capital Appreciation HLS Fund

Item 2(b).        Address of Principal Business Office or; if none, residence:
                         200 Hopmeadow Street
                         Simsbury, CT  06089

Item 2(c).        Citizenship:
                         Maryland

Item 2(d).        Title of Class of Securities:
                         Common Stock

Item 2(e).        CUSIP Number:
                         640204202

Item 3. If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  (a) / / Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o).

                  (b) / / Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

                  (c) / / Insurance Company as defined in Section 3(a) (19) of the Act (15 U.S.C. 78c).

                  (d) /X/ Investment Company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

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CUSIP NO. 640204202

                  (e)   / / An investment adviser in accordance
                        with Section 240.13d-1(b)(1)(ii)(E);

                  (f) / / An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

                  (g) / / A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

                  (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j)   / / Group, in accordance with
                        Section 240.13d-1(b)(1)(ii)(J).

Item 4.           Ownership:

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a)   Amount Beneficially Owned 1,830,200

                  (b)   Percent of Class 6.5%

                  (c)   Number of shares as to which such person has:

                        (i)   sole power to vote or to direct the vote

                              -------------------------------------------

                        (ii)  shared power to vote or to direct the vote
                                         1,830,200
                              -------------------------------------------

                        (iii) sole power to dispose or to direct the disposition
                              of

                              -------------------------------------------

                        (iv) shared power to dispose or to direct the disposition of
                              1,830,200
                              -------------------------------------------

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CUSIP NO. 640204202

Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.           Ownership of More than Five Percent on behalf of Another
                  Person: N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding
                  Company: N/A

Item 8.           Identification and Classification of Members of the Group:
                  N/A

Item 9.           Notice of Dissolution of Group: N/A

Item 10.          Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  Signature

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                             DATE: February 07, 2003

                             The Hartford Series Fund, Inc. on behalf of:
                             The Hartford Capital Appreciation HLS Fund


                             BY:       /s/George R. Jay
                                      ----------------------
                                      George R. Jay
                                      Vice President